Exhibit 99

News

Ford to Reduce Debt By an Additional $3 Billion Through Trust Preferred Securities Redemption

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Ford Motor Company Capital Trust II will redeem for cash all of its outstanding 6.50% Cumulative Convertible Trust Preferred Securities (NYSE: F PR S) on March 15, 2011, as a result of Ford's redemption of all of its outstanding 6.50% Junior Subordinated Convertible Debentures

●	Prior to the March 15, 2011 redemption date, holders may convert their trust preferred securities into 2.8769 shares of Ford common stock for each trust preferred security converted

●	Redemption or conversion of these securities will reduce Ford's debt by about $3 billion

●	Ford continues to aggressively strengthen its balance sheet as its automotive operations achieve solid profitability and positive Automotive operating-related cash flow

DEARBORN, Mich., Feb. 10, 2011 – Ford Motor Company (NYSE: F) announced that on March 15, 2011 all of the outstanding 6.50% Cumulative Convertible Trust Preferred Securities (liquidation amount $50 per trust preferred security) (NYSE: F PR S) of its subsidiary trust, Ford Motor Company Capital Trust II, will be redeemed for cash at a redemption price of $50.33 per trust preferred security, plus accrued and unpaid distributions of $0.5416667 per trust preferred security.

The redemption of the trust preferred securities will result from Ford redeeming for cash all of the $2.98 billion aggregate principal amount outstanding of its 6.50% Junior Subordinated Convertible Debentures held by Ford Motor Company Capital Trust II, as Ford continues to aggressively strengthen its balance sheet.

Instead of having trust preferred securities redeemed for cash, holders may convert their trust preferred securities at any time until 5 p.m. EDT, March 14, 2011, into shares of Ford common stock at a rate of 2.8769 shares per trust preferred security (liquidation amount $50 per trust preferred security) converted (equivalent to a conversion price of $17.38 per share of Ford common stock).

Redemption or conversion of these securities will result in a reduction of about $3 billion in Automotive debt and lower annualized interest costs of about $190 million.  Redemption of these securities will also result in a 2011 first quarter charge of up to about $60 million.

“We remain focused on reducing our Automotive debt as the core automotive business continues to strengthen,” said Lewis Booth, Ford executive vice president and chief financial officer. “We are pleased with the progress we have made, and we are committed to continuing to improve our balance sheet to lay a solid foundation for a strong and profitably growing business in years to come.”

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The actions announced today are in addition to the $14.5 billion total reduction of net Automotive debt Ford achieved in 2010.

Key 2010 debt-reduction actions included:

●	Full prepayment of VEBA debt obligations of $7 billion
●	Repayment of $6.7 billion of the 2013 revolving credit facility
●	Conversion offers for senior convertible notes leading to $1.9 billion of debt reduction
●	Term Loan B payments of $1.2 billion

Details of Trust Preferred Redemption
As specified by their terms, the cash redemption price for the trust preferred securities is $50.33 per $50 liquidation amount, plus accrued and unpaid distributions to the redemption date of $0.5416667 per security.

Consistent with the terms of the Amended and Restated Declaration of Trust of Ford Motor Company Capital Trust II, no record date will be established with respect to the March 15, 2011 redemption. The redemption price and accrued distributions will be payable to the holder of the trust preferred securities upon presentation and surrender of the securities on or after the redemption date at the offices of the redemption and paying agent.  Distributions will no longer accrue after the March 15, 2011 redemption date.

The New York Stock Exchange has indicated the last day of trading in the trust preferred securities on the exchange will be March 8, 2011, in order that all trades settle prior to the termination of holders’ conversion rights.

To exercise the conversion right, a holder of the trust preferred securities must surrender the securities together with an irrevocable conversion notice to Computershare Trust Company, N.A., in its capacity as the conversion agent, before 5 p.m. EDT on March 14, 2011 at one of the addresses below:

By Mail:
Computershare Trust Company N.A.
Corporate Actions
P.O. Box 43014
Providence, RI 02940-3014

By Overnight Mail:
Computershare Trust Company N.A.
Corporate Actions
250 Royall Street
Canton, MA 02021

Computershare Trust Company, N.A. is the transfer agent for the trust preferred securities and will act as the redemption and paying agent for this transaction. Computershare’s address is 250 Royall Street, Canton, MA, 02021.

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Holders of trust preferred securities with questions regarding the details of the redemption may call Computershare at 1-800-541-5141.

About Ford Motor Company
Ford Motor Company Capital Trust II, a statutory business trust, was formed in 2001 under the laws of the state of Delaware and is a wholly-owned subsidiary of Ford Motor Company. Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 164,000 employees and about 70 plants worldwide, the company’s automotive brands are Ford and Lincoln.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	John Stoll	Community:	Investment Community:	Inquiries:
	1.313.594.1106	Larry Heck	Shawn Ryan	1.800.555.5259 or
	jstoll1@ford.com	1.313.594.0613	1.313.621.0881	1.313.845.8540
		fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1